Exhibit 99.1

Press Release

TUT SYSTEMS, INC. ANNOUNCES PRIVATE PLACEMENT

FINANCING

Lake Oswego, Oregon, August 23, 2006 — Tut Systems, Inc. (Nasdaq: TUTS), today announced that it has entered into definitive agreements for the sale of $7.0 million of 8% convertible notes (“notes”) to private investors. The notes mature in August 2009. Interest on the notes is payable quarterly in cash or shares of common stock. The notes are convertible at a conversion price of approximately $1.24 per share into 5,631,536 shares of the Company’s common stock. The Company also issued to the investors common stock purchase warrants to purchase 2,815,768 shares of common stock. The warrants will expire in August 2011 and, beginning in February 2007, are exercisable at a per share price of approximately $1.36. If exercised in full for cash, the warrants would provide an additional $3.8 million in proceeds to the Company. Tut Systems expects to close the transaction on August 23, 2006, subject to customary conditions. Tut Systems will use the proceeds from this transaction for general working capital.

“We analyzed the timing and structure of a number of strategic financing alternatives. This transaction strengthens our balance sheet and provides Tut Systems the working capital to continue to expand our market leadership in our core markets. It also allows us to pursue both direct and partner opportunities with various top tier telcos” said Sal D’Auria, Chairman, President and CEO of Tut Systems.

The shares that may be issued in connection with this transaction have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction under Regulation D. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Tut Systems plans to register the shares issuable upon the conversion of the notes, as well as the shares issuable upon the exercise of the warrants, for resale on a registration statement to be filed with the Securities Exchange Commission within 30 days of the closing of the transaction.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, forward-looking statements include statements relating to our ability to expand market leadership and pursue partnerships with top tier telcos. Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products, and the risk that the expected financial benefits of expanding our core market will not be achieved as a result of unforeseen costs or events. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. delivers advanced content processing and distribution products as well as comprehensive system integration services for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies worldwide use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR. For more information visit www.tutsys.com or call (971) 217-0400.